Exhibit 99

1201 S. Second Street
Milwaukee, WI 53204
USA
Fax: 414.382.5560

News Release

Contact	John Bernaden Media Relations Rockwell Automation 414.382.2555	Rondi Rohr-Dralle Investor Relations Rockwell Automation 414.382.8510

Rockwell Automation Reports Second Quarter 2009 Results

•	Organic sales down 18 percent; total sales down 25 percent

•	Diluted EPS of $0.29

•	Company revises fiscal 2009 EPS guidance to $1.40 — $1.70

MILWAUKEE (April 29, 2009) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2009 second quarter revenue of $1,058.1 million, down 25 percent compared to $1,406.6 million in the second quarter of fiscal 2008. Organic sales declined 18 percent, and currency translation contributed an additional 7 percentage points to the total decline. Fiscal 2009 second quarter net income was $40.6 million or $0.29 per share, compared to $0.96 per share in the second quarter of fiscal 2008.

Segment operating earnings were $86.2 million in the second quarter of fiscal 2009, down from $240.3 million in the same period of 2008. Earnings decreased primarily due to the significant revenue decline. Earnings were also lower due to pre-tax restructuring charges of approximately $20 million and unfavorable mix, partially offset by cost reductions. Segment operating margin in the second quarter of fiscal 2009 was 8.1 percent, 9.0 percentage points lower than the second quarter of fiscal 2008.

Second quarter of fiscal 2009 free cash flow from continuing operations was $152.1 million versus $31.8 million in the second quarter of fiscal 2008. Free cash flow in the quarter benefited primarily from working capital reductions, as well as lower capital expenditures and a refund related to a contractual tax matter. Return on invested capital was 18.7 percent.

Organic sales, free cash flow and return on invested capital are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer said, “Our second quarter results reflect the severity of the global economic recession. Market conditions quickly deteriorated across most industries and all regions. With a sharper revenue decline in the quarter than we expected, we continued to aggressively adjust our cost structure. We made significant progress on our cost reduction actions in the quarter and expect to deliver savings for fiscal year 2009 above the original $240 million target. We also generated strong free cash flow in the quarter, primarily through our intense focus on working capital management. I am proud of how well our employees have responded in this challenging environment. Despite making personal sacrifices, they have not wavered in their commitment to our business priorities and dedication to our customers.”

Outlook
Commenting on the outlook, Nosbusch added, “While there are signs that economic and market conditions may be stabilizing, it is still too early to call a bottom. We believe that the steepest sequential declines are behind us, but markets remain uncertain and our revenue trends are mixed across the regions. We are managing our business assuming that sales volume in the second half of the fiscal year will be somewhat below the second quarter run rate. We continue to evolve our cost structure and expect to implement additional cost actions in the remainder of the fiscal year. Given this outlook, we now expect revenue to decline between 16 and 18 percent in fiscal 2009, excluding the effects of currency. Accordingly, we are revising our fiscal 2009 earnings guidance downward to a range of $1.40 to $1.70 per share, excluding any restructuring charges related to actions that we may take in the remainder of the fiscal year.”

Nosbusch added, “In spite of the difficult business environment, we will balance near-term financial performance with protecting our intellectual capital and core technology investments. Our strong balance sheet and liquidity position provide the financial flexibility needed to manage through this economic cycle without compromising our long-term strategy. We are confident that we will execute through the downturn and emerge even more competitive when markets recover.”

Following is a discussion of second quarter results for each of the segments.

Architecture & Software
Architecture & Software fiscal 2009 second quarter sales were $393.5 million, a decrease of 34 percent from $599.0 million in the second quarter of fiscal 2008. Currency translation contributed 6 percentage points to the decline. Segment operating earnings were $33.2 million in the second quarter of fiscal 2009 compared to $139.9 million in the second quarter of fiscal 2008. Architecture & Software segment operating margin was 8.4 percent in the second quarter of fiscal 2009 compared to 23.4 percent in the same period of 2008.

Control Products & Solutions
Control Products & Solutions fiscal 2009 second quarter sales were $664.6 million, a decrease of 18 percent from $807.6 million in the second quarter of fiscal 2008. Currency translation contributed 8 percentage points to the decline. Segment operating earnings were $53.0 million in the second quarter of fiscal 2009 compared to $100.4 million in the second quarter of fiscal 2008. Control Products & Solutions segment operating margin was 8.0 percent in the second quarter of fiscal 2009 compared to 12.4 percent in the same period of 2008. In the second quarter of fiscal 2009, we closed two acquisitions based in China and Canada that enhance our global domain expertise in process solutions.

General Corporate – Net
Fiscal 2009 second quarter general corporate net expense was $14.7 million compared to $16.6 million in the second quarter of fiscal 2008.

Income Taxes
The effective tax rate for the second quarter of fiscal 2009 was 26.7 percent, compared to 28.5 percent for the second quarter of fiscal 2008. For fiscal 2009, the Company now expects the full year tax rate to be in the range of 21 to 24 percent, subject to quarterly variability.

Liquidity
The Company secured two new credit facilities in the second quarter of fiscal 2009 aggregating to $535 million, split equally between a 364-day facility and a 3-year facility. No shares were purchased in the quarter under the existing repurchase authorization.

Conference Call
A conference call to discuss our financial results will take place at 8:30 A.M. Eastern Time on April 29. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•	economic changes in global markets where we compete, such as currency exchange rates, inflation rates, recession, interest rates and the volatility and disruption of the capital and credit markets for us, our customers and our suppliers;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

•	the availability, effectiveness and security of our information technology systems;

•	competitive product and pricing pressures;

•	disruption of our operations due to natural disasters, acts of war, strikes, terrorism or other causes;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	the uncertainties of litigation;

•	disruption of our distribution channels;

•	the availability and price of components and materials;

•	the ability of our divested businesses to satisfy certain obligations that they have assumed;

•	successful execution of our cost productivity, restructuring and globalization initiatives;

•	our ability to execute strategic actions, including acquisitions and integration of acquired businesses; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs about 20,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Sales
Architecture & Software	$393.5	$599.0	$899.9	$1,176.9
Control Products & Solutions	664.6	807.6	1,347.4	1,561.6

Total sales	$1,058.1	$1,406.6	$2,247.3	$2,738.5

Segment operating earnings
Architecture & Software	$33.2	$139.9	$142.8	$288.4
Control Products & Solutions	53.0	100.4	121.0	209.4

Total segment operating earnings	86.2	240.3	263.8	497.8

Purchase accounting depreciation and amortization	(4.8)	(6.5)	(9.8)	(12.8)
General corporate – net	(14.7)	(16.6)	(32.8)	(30.8)
Interest expense	(15.3)	(17.5)	(30.3)	(35.5)
Special items	4.0	—	4.0	—

Income from continuing operations before income taxes	55.4	199.7	194.9	418.7
Income tax provision	(14.8)	(56.9)	(38.7)	(119.3)

Income from continuing operations	40.6	142.8	156.2	299.4
Income from discontinued operations	—	—	2.8	—

Net income	$40.6	$142.8	$159.0	$299.4

Diluted earnings per share
Continuing operations	$0.29	$0.96	$1.10	$2.00
Discontinued operations	—	—	0.02	—

Net income	$0.29	$0.96	$1.12	$2.00

Average diluted shares	142.1	148.7	142.1	149.9

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Sales	$1,058.1	$1,406.6	$2,247.3	$2,738.5
Cost of sales	(694.5)	(835.3)	(1,413.3)	(1,591.7)

Gross profit	363.6	571.3	834.0	1,146.8

Selling, general and administrative expenses	(292.8)	(358.3)	(606.2)	(706.9)
Other (expense) income	(0.1)	4.2	(2.6)	14.3
Interest expense	(15.3)	(17.5)	(30.3)	(35.5)

Income from continuing operations	55.4	199.7	194.9	418.7
Income tax provision	(14.8)	(56.9)	(38.7)	(119.3)

Income from continuing operations	40.6	142.8	156.2	299.4

Income from discontinued operations	—	—	2.8	—

Net income	$40.6	$142.8	$159.0	$299.4

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	March 31,	September 30,
	2009	2008
Assets
Cash and cash equivalents	$519.5	$582.2
Receivables	748.1	959.9
Inventories	528.3	575.5
Property, net	532.7	553.8
Goodwill and intangibles	1,108.4	1,165.8
Other assets	738.7	756.4

Total	$4,175.7	$4,593.6

Liabilities and Shareowners’ Equity
Short-term debt	$75.1	$100.1
Accounts payable	299.0	437.3
Long-term debt	904.7	904.4
Other liabilities	1,310.8	1,463.0
Shareowners’ equity	1,586.1	1,688.8

Total	$4,175.7	$4,593.6

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Six Months Ended
	March 31,
	2009	2008

Continuing operations:

Operating activities:
Income from continuing operations	$156.2	$299.4
Depreciation and amortization	64.4	65.6
Retirement benefits expense	23.4	22.3
Pension trust contributions	(14.2)	(17.7)
Receivables/inventories/payables	77.5	(121.7)
Compensation and benefits	(73.6)	(33.5)
Other	(15.0)	(54.3)

Cash provided by operating activities	218.7	160.1

Investing activities:
Capital expenditures	(45.7)	(59.8)
Acquisition of businesses, net of cash acquired	(29.5)	(61.6)
Proceeds from sale of property and securities	2.9	42.8
Other investing activities	(4.1)	(2.9)

Cash used for investing activities	(76.4)	(81.5)

Financing activities:
Net (repayment) issuance of debt	(25.0)	289.4
Cash dividends	(82.2)	(85.9)
Purchases of treasury stock	(53.5)	(201.8)
Proceeds from the exercise of stock options	4.8	10.7
Excess income tax benefit from share-based compensation	0.9	3.5
Other financing activities	(2.9)	(0.2)

Cash (used for) provided by financing activities	(157.9)	15.7

Effect of exchange rate changes on cash	(46.8)	47.9

Cash (used for) provided by continuing operations	(62.4)	142.2

Discontinued operations:
Cash used for discontinued operations	(0.3)	(5.7)

(Decrease) increase in cash and cash equivalents	$(62.7)	$136.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under SFAS 123(R), which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
Our definition of free cash flow excludes the operating cash flows and capital expenditures related to our discontinued operations. Operating, investing and financing cash flows of our discontinued operations are presented separately in our statement of cash flows. Cash flows from the operating activities of our discontinued operations are reported in our statement of cash flows net of their separately calculated income tax effects. U.S. federal and state income taxes paid as a result of the gain on sale of the principal businesses of our former Power Systems operating segment have been classified within continuing operations consistent with the cash proceeds. These taxes paid in the second, third and fourth quarters of fiscal 2008 have been excluded from free cash flow to present free cash flow that is representative of the performance of our continuing businesses.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,
	2007	2008	2008	2008	2008	2009

Cash provided by continuing operating activities	$101.5	$58.6	$192.2	$244.5	48.8	169.9
Capital expenditures of continuing operations	(26.3)	(33.5)	(43.0)	(48.2)	(27.4)	(18.3)
Tax payments related to the gain on divestiture of Power Systems	—	6.1	1.6	0.2	—	—
Excess income tax benefit from share-based compensation	2.9	0.6	0.4	0.7	0.4	0.5

Free cash flow	$78.1	$31.8	$151.2	$197.2	$21.8	$152.1

Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and six months ended March 31, 2009 compared to sales for the three and six months ended March 31, 2008:

	Three Months Ended March 31,
	2009					2008
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$538.3	$5.2	$543.5	$(0.4)	$543.1	$717.0
Canada	62.2	14.7	76.9	—	76.9	96.9
Europe, Middle East, Africa	244.4	40.8	285.2	(1.4)	283.8	337.7
Asia-Pacific	133.3	17.9	151.2	—	151.2	165.5
Latin America	79.9	20.3	100.2	—	100.2	89.5

Total	$1,058.1	$98.9	$1,157.0	$(1.8)	$1,155.2	$1,406.6

	Six Months Ended March 31,
	2009					2008
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

United States	$1,179.5	$10.5	$1,190.0	$(2.8)	$1,187.2	$1,388.4
Canada	128.3	30.8	159.1	—	159.1	192.1
Europe, Middle East, Africa	493.2	70.1	563.3	(3.4)	559.9	642.4
Asia-Pacific	275.6	36.3	311.9	(0.1)	311.8	328.9
Latin America	170.7	36.4	207.1	—	207.1	186.7

Total	$2,247.3	$184.1	$2,431.4	$(6.3)	$2,425.1	$2,738.5

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and six months ended March 31, 2009 compared to sales for the three and six months ended March 31, 2008:

	Three Months Ended March 31,
	2009					2008
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$393.5	$36.4	$429.9	$(1.8)	$428.1	$599.0
Control Products & Solutions	664.6	62.5	727.1	—	727.1	807.6

Total	$1,058.1	$98.9	$1,157.0	$(1.8)	$1,155.2	$1,406.6

	Six Months Ended March 31,
	2009					2008
			Sales
			Excluding
		Effect of	Effect of
		Changes in	Changes in	Effect of	Organic
	Sales	Currency	Currency	Acquisitions	Sales	Sales

Architecture & Software	$899.9	$72.2	$972.1	$(6.3)	$965.8	$1,176.9
Control Products & Solutions	1,347.4	111.9	1,459.3	—	1,459.3	1,561.6

Total	$2,247.3	$184.1	$2,431.4	$(6.3)	$2,425.1	$2,738.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before non-operating gains or losses, special items, interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows:

	Twelve Months Ended
	March 31,
	2009	2008

(a) Return

Income from continuing operations	$434.4	$630.7
Interest expense	63.0	64.2
Income tax provision	150.7	246.3
Purchase accounting depreciation and amortization	21.2	23.5
Special items	42.7	—

Return	712.0	964.7

(b) Average invested capital
Short-term debt	200.9	387.4
Long-term debt	904.4	606.3
Shareowners’ equity	1,734.2	1,911.5
Accumulated amortization of goodwill and intangibles	634.3	599.1
Cash and cash equivalents	(644.5)	(833.2)

Average invested capital	2,829.3	2,671.1

(c) Effective tax rate
Income tax provision	150.7	246.3

Income from continuing operations before income taxes	$585.1	$877.0

Effective tax rate	25.8%	28.1%

(a) / (b) * (1-c) Return On Invested Capital	18.7%	26.0%